UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

      Date of Report (date of earliest event reported): February 23, 2015

                                 AMERICANN, INC.
                      -------------------------------------
             (Exact name of registrant as specified in its charter)

         Delaware                       000-54231                27-4336843
 -------------------------          ----------------          ---------------
(State or other jurisdiction      (Commission File No.)     (IRS Employer
  of incorporation)                                          Identification No.)

                          3200 Brighton Blvd., Unit 144
                                Denver, CO 80216
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          (Address of principal executive offices, including Zip Code)

       Registrant's telephone number, including area code: (303) 862-9000


                             1550 Larimer, Ste. 264
                                Denver, CO 80202
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          (Former name or former address if changed since last report)

Check appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below)

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-14(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01.  Entry Into a Material Definitive Agreement

     On September 21, 2014 AmeriCann entered into two loan agreements with Wellness Group Pharms, LLC ("WGP"). Subsequent to entering into the loan agreements WGP, applied to the state of Illinois for licenses to operate two marijuana cultivation facilities under the Illinois Compassionate Use of Medical Cannabis Pilot Program Act.

     On February 2, 2015 WGP was notified that it was awarded one of the two licenses for which it applied under the Illinois act. The State only issued a total of 18 cultivation and processing licenses. The application process for cultivation licenses in Illinois was extremely competitive as only approximately 10% of those that applied were awarded licenses.

     Under the terms of the loan agreement pertaining to the license awarded to WGP, AmeriCann had agreed to loan WGP up to $4,700,000, subject to certain conditions. Proceeds from the loan would be used to construct the marijuana cultivation facility and for start-up costs.

     On February 23, 2015 AmeriCann and WGP amended their agreement and expanded the scope of their partnership.

     The amended agreement calls for AmeriCann to serve as the developer of a new facility to be called the Illinois Medical Cannabis Center ("IMCC"). WGP plans to use the IMCC to cultivate, process and distribute medical cannabis to many of the state's 52 newly licensed medical dispensaries.

     When fully constructed, the IMCC will contain approximately 285,000 square feet capable of producing an estimated 50,000 pounds annually of medical cannabis. The cost of the entire project, when fully developed, is expected to be approximately $20 million.

     AmeriCann will serve as the project developer and will own the IMCC, plus provide working capital funding and horticultural assistance to WGP. AmeriCann will receive, over a 12-year period, a 25% fee on all cannabis produced at the IMCC, $240,000 annually in consulting fees and $6.00 per square foot in monthly lease payments.

     AmeriCann provided initial funding of $600,000 to WGP on February 23, 2015. Funds were used for the premium ($400,000) for a $2 million performance bond and for the payment of a $200,000 state license fee.

     AmeriCann intends to commence construction of the IMCC in March with a first phase of approximately 27,000 square feet. WPG's initial harvest is projected for late Fall 2015. AmeriCann plans to add additional cultivation capacity as the Illinois Medical Cannabis Program develops.

     Additionally, AmeriCann has commenced development of comprehensive cannabis infused product line. As a part of the amended agreement, AmeriCann will license this proprietary product brand to WGP. WGP, in turn, will process, package and distribute infused cannabis products to licensed medical dispensaries in Illinois. AmeriCann will receive a 20% royalty from the sale of all cannabis extractions and infused products.

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     With a  population  of over  12.7  million  people,  Illinois  is the fifth largest state in the U.S. and one of the largest to adopt a medical marijuana program.

     AmeriCann plans to develop comparable facilities in other states that allow for the production and sale of medical cannabis. On January 14, 2015 AmeriCann announced plans to acquire a 52.6 acre parcel of undeveloped land approximately 47 miles southeast of Boston and develop the property as the Massachusetts Medical Cannabis Center.

     Previously AmeriCann closed on a $2,250,000 all cash purchase of a five-acre parcel of land in Denver, Colorado and plans to develop it as the Denver Medical Cannabis Center. Plans for the project include 125,000 square feet of greenhouse and other facilities. The project has received preliminary approval from the local planning board.

     AmeriCann will need to secure significant additional capital to complete its plans for the Illinois Medical Cannabis Center and its other planned projects.

     AmeriCann does not cultivate, process or sell cannabis. More information is available at acaninfo.com

Item 9.01   Financial Statements and Exhibits

Exhibit Number     Description
--------------     -----------

   10.1            Loan Agreement, as amended, with Wellness Group Pharms, LLC

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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 2, 2015
                                      AMERICANN, INC.


                                      By: /s/ Timothy Keogh
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                                         Timothy Keogh, Chief Executive Officer